EXHIBIT 10.2

              Engineering and License Agreement

               with Precision Tracking FM, Inc.

                 (`The Engineering Agreement`)



































ENGINEERING SERVICES AND LICENSE AGREEMENT


This is an agreement made effective as of January 31 ,1997 (the `Effective Date`) by and among Versus Technology, Inc., a Delaware corporation, including its parent or subsidiary corporations, whose mailing address is 2600 Miller Creek Rd., Traverse City, Michigan 49684 (hereinafter `Versus`), Precision Tracking FM, Inc., a Texas corporation, including its parent or subsidiary corporations, whose mailing address is 15001 E. Beltwood Parkway, Dallas, Texas 75244-2709 (hereinafter `PTFM`), and Alan C. Heller (hereinafter `Heller`).
RECITALS:
A. PTFM and Versus are parties to an agreement of even date herewith (the `Agreement`) pursuant to which Versus has become the licensee of certain intellectual properties of PTFM relating to products employing infrared technology, and pursuant to which Versus will take over management of existing contracts with PTFM`s existing resellers and the manufacturing and sales of PTFM`s infrared technology based products.
B. To help assure continuity in the implementation of the business and technology transfer contemplated by the Agreement, and to obtain help in further developing the market for and products based upon infrared technology, Versus desires to employ the services of PTFM (with
Heller as its chief executive officer), as an independent contractor and consultant for the purpose of coordinating the infrared sales and service business formerly owned by PTFM. Versus is also willing to grant back to PTFM a limited license to make, use, and sell infrared products to the limited extent necessary for PTFM to complete its performance under the Existing PTFM Contracts (as defined in paragraph 4 of the Agreement), but without any extensions, renewals or modifications being made thereto by PTFM, pursuant to the terms and conditions of this Engineering Services and License Agreement.
NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS

1.  Term.
 _____

The term of this Engineering Services and License
Agreement shall commence as of the Effective Date and shall end at such time as PTFM has performed services and incurred expenses pursuant hereto on Versus` behalf in the sum of $480,000, or on the first anniversary of the Effective Date, whichever shall come first; provided, however, the term of the limited license granted to PTFM hereunder shall be extended, as necessary to permit PTFM to remain in compliance with any Existing PTFM Contract with respect to which PTFM may still have obligation after termination hereof.

2.  Compensation and Reimbursement to PTFM; Accounting.
   __________________________________________________

2.1 Versus shall pay to PTFM during the 12 months following the Effective Date the sum of $480,000 (excluding payments applicable to Additional Authorized Expenses, as hereinafter defined in subsection 2.2), in return for which PTFM shall make its employees  and  internal
resources available to Versus to perform such support, training, management and development services as elsewhere described herein. Versus shall pay such sum to PTFM based on average anticipated billings of $40,000 per month (excluding Additional Authorized Expenses). PTFM will submit to Versus a detailed invoice on or before the 10th day of each month following the month in which the services billed for were performed (the `Invoice(s)`).
The Invoices shall itemize the time, costs and expenses
paid or incurred by PTFM in its performance of the duties set forth in paragraphs 3 and 4, below, (except no time, costs or expenses attributable to subparagraph 3(B) will be invoiced to or otherwise be the responsibility of Versus). The Invoices shall itemize, at PTFM`s cost, all costs and expenses reasonably incurred in the performance of this Engineering Services and Licensing Agreement for which PTFM shall be reimbursed, including a separate allocation of the costs of : PTFM`s (1) office facilities, equipment, utilities, copying, fax, postage
and similar office overhead expenses allocable to performance of services for Versus hereunder, which office overhead expenses are currently estimated to aggregate, and shall not without Versus` prior approval exceed, approximately $4,000 per month, plus (2) out of pocket travel-related expenses for the first 24 trips from Dallas, Texas to Traverse City, Michigan, and the
first trip to any currently existing distributor,
reseller or customer of PTFM which are made during the
term of this Engineering Services and Licensing Agreement
by Heller or Richard Fettig or other necessary PTFM personnel at the request of Versus (to be counted as one trip for each person Versus requests), plus (3) the time based fees of PTFM applicable to performance of PTFM`s duties set forth in paragraphs 3 and 4 of this
Engineering Services and Licensing Agreement (other than subparagraph 3(B)), which time based fees are estimated to aggregate, and shall not without Versus` prior
approval exceed, approximately $25,200 per month, as follows: Heller - $12,960; Fettig - $8,640; Internal Clerical/Bookkeeping - $3600; plus (4) miscellaneous incidental travel or other expenses, if any, not to exceed an average of $10,800 per month (provided,
however, that at such time as Versus has approved the
adding of a technician, the amount budgeted in item (3) shall be increased to $30,000 and the preceding $10,800 budgeted amount shall be reduced to $4,000. The immediately preceding items (1) through (4) are herein referred to as the `Budgeted Items.` The Invoices shall itemize the nature of, date performed, and time spent with respect to each service performed hereunder, showing the name of the person performing the service, and the hourly rate of such person. The hourly rate for Alan C.
Heller shall be $90.   The hourly rate for Richard G.
Fettig shall be $60. The hourly rate for internal clerical and bookkeeping services performed by personnel other than Heller and Fettig shall be $25.00. The hourly rate for internal technicians other than Heller and Fettig shall be $40.

2.2 From time to time PTFM may, with Versus` prior authorization, make use of outside contractors in order to perform services pursuant to this Engineering Services and Licensing Agreement. In the event outside contractors are so utilized, PTFM will document and Versus shall pay the total reasonable amount billed by said contractors. In addition, Versus will reimburse
PTFM for any direct out of pocket costs of goods sold which are paid or incurred by PTFM in connection with goods sold or supplied by PTFM in fulfillment of the Existing PTFM Contracts during the term of this Engineering Services and License Agreement prior to the assignment of the applicable Existing PTFM Contract to Versus or such contract`s termination, whichever first occurs. In addition, Versus will reimburse PTFM for any direct out of pocket travel expenses of PTFM`s personnel which may be incurred by PTFM at Versus` request, to the extent such travel expenses exceed the core estimated travel expenses contemplated by the Budgeted Items. The amounts to be paid by Versus pursuant to this paragraph
2.2 are herein referred to as `Additional Authorized
Expenses.` Each monthly Invoice shall separately state what amounts, if any, are applicable to Additional
Authorized Expenses and which amounts are applicable to the Budgeted Items.

2.3 At the end of the term of this Engineering Services and License Agreement the parties shall render to each other an accounting of the Invoices, the Additional Authorized Expenses, and the sums paid to PTFM by Versus under or in connection herewith. To the extent that the amounts paid by Versus pursuant to the Invoices for Budgeted Items shall have exceeded the actual amounts earned by PTFM from time based fees and cost pass through of authorized expenses, such amount shall be promptly repaid to Versus by PTFM, or shall be credited against any sums Versus may owe for the Additional Authorized Expenses. In the event the accounting shall disclose that Versus has failed to pay any sums due under this Engineering Services and License Agreement, Versus shall promptly pay the same.

3.  Services.
   ________

During the term of this Engineering Services and License
Agreement, PTFM will maintain offices and make arrangements for manufacturing facilities, supplies, equipment and staffing necessary to:
(A) perform and complete all services requested by Versus which may be necessary to correct errors which may exist in any engineering or end user documentation applicable to the installation, use, maintenance, modification or performance of the hardware, software or firmware associated with the infrared technology based products sold by PTFM. PTFM shall also use its best efforts to assist Versus in correcting or completing any of Versus` own documentation related to infrared products or services sold or supplied by Versus; and
(B) with respect to only those infrared based products shipped by PTFM prior to the Effective Date, perform limited warranty services in accordance with the terms of any written, limited warranty extended by PTFM to its customers at the time the product was sold.
Without any indemnity by Versus being made or implied, the parties agree that PTFM`s maximum liability under its warranties, if any, shall be limited to the repair or replacement of product, at PTFM`s sole discretion, at such facility as PTFM may designate; and
(C)  perform all PTFM obligations under the Existing PTFM
Contracts, pending their assignment to Versus or expiration of the terms thereof, and perform support services to existing customers of infrared products sold by or through PTFM prior to the Effective Date, or pursuant to the license granted under this Engineering
Services and License Agreement; and
(D) Make available to Versus all deliverables, information, copies of documents, consultation and instruction as may be reasonably requested by Versus in order to fully implement and carry out the intent of the Agreement; and
(E) provide to Versus such communication and information as may be reasonably requested by Versus from time to time concerning PTFM`s manufacture, marketing and sale of infrared based products, including, without implied limitation, any details or information concerning
PTFM`s infrared based business with its existing customers, dealers, distributors, resellers, manufacturers, suppliers, licensees, or their affiliates; and
(F) provide such product development information, designs and services regarding new infrared technology products as may be reasonably requested by Versus; and
(G) take all such reasonable action that Versus may deem necessary or desirable to preserve and protect the existing good will and customer and distribution network of PTFM for its infrared products, and cooperate with the transfer of all Existing PTFM
Contracts as and when requested by Versus.

4.  Developments and Confidential Information.
   _________________________________________

During the term of this Engineering Service and Licensing Agreement, PTFM and Heller
(A) agree to promptly inform Versus of the full details of all inventions, discoveries, concepts, and ideas, whether patentable or not including, but not limited to hardware and apparatus, processes and methods, formulae, computer programs and techniques, as well as any improvements and related knowledge of which they may conceive, complete or reduce to practice (whether alone or jointly with others) during the term of this Engineering Services and Licensing Agreement which employ or may reasonably be calculated to employ infrared based technology (the `Developments`); and
(B) agree to assign, and hereby do assign, to Versus or Versus` designee, their entire right, title and interest in: (1) the Developments; (2) all trademarks, copyrights and mask work rights in the Developments;
and (3) all patent applications filed and patents granted on the Developments, including those in foreign countries, which they conceive of or make (whether alone or with others) during the term hereof or within one year thereafter; and
(C) during the term of this Engineering Services and License Agreement and for one year thereafter, they agree to execute such documents as may be reasonable and necessary for Versus to obtain or maintain infrared technology related patents in and to the Developments, whether during the prosecution of patent applications or in connection with infringement litigation (all of their expenses to be borne by Versus); and
(D) agree not to use or disclose (except as their duties for Versus may require) any of Versus` Confidential
Information, including confidential information concerning the Developments, without Versus` written consent. They understand that this obligation remains with them for a reasonable period (not to exceed 5 years) from the termination of this Engineering
Services and License Agreement.

`Confidential Information` means information or material, clearly marked `confidential Information of Versus` (or other similar words which clearly give substantially the same message) , which is not generally available to or used by PTFM or Heller except by virtue of this Engineering Services and License Agreement, or of which the utility or value is not generally known or recognized by PTFM, Heller or similar companies as standard practice, whether or not the underlying details are in the public domain. Confidential Information includes:
information or materials which relate to Versus` presently existing inventions, the Developments,
`know-how,` purchasing, accounting, merchandising, or licensing; trade secrets, as defined in the Restatement of Torts; software in various stages of development (source code, object code, documentation, diagrams, flow charts), designs, drawings, specifications, models, data and customer information; and any information of the type described above which Versus obtained from another party and which Versus treats as proprietary or designates as confidential, whether or not owned or developed by Versus and not otherwise known to PTFM or Heller.

(E) agree to make available to Versus, on or before the date this Engineering Services and Licensing Agreement terminates, and in any event, promptly upon request, all documents and things in their possession pertaining to PTFM`s infrared technology products or services, or the business of Versus, including, but not limited to Versus` Confidential Information. If documents and things pertaining to the business of Versus or originating with Versus come into their possession or are discovered after the term hereof, they will promptly notify Versus and make same available to Versus; and
(F) agree that all Developments (whether created alone or jointly with others) pursuant to this Engineering
Services and Licensing Agreement (including, but not limited to, computer programs, listings, design specifications, flow charts and documentation) are works made for hire under the United States Copyright
Laws and are the sole and exclusive property of Versus.
In the event a court of competent jurisdiction determines that any of the Developments are not `works made for hire` under the United States Copyright Laws, this document shall operate as an irrevocable assignment to Versus of all rights related to the copyrights in the Developments.
(G) agree to assign, and do assign, to Versus or Versus` designee their entire right, title and interest in all mask works (as the Semiconductor Chip Protection Act,
17 U.S.C. Section 901, defines the term) related to the Developments which they create (whether alone or jointly with others) for Versus hereunder.
(H) agree to include the appropriate proprietary rights notice on all materials, mask works, masks, and semiconductor chip products embodying mask or copyright works related to the Developments which they create
(whether alone or jointly with others) for Versus hereunder.
(I)  represent that, except as set forth in the Existing
PTFM Contracts (Exhibit A to the Agreement) they have no agreements with or obligations to others concerning any Developments or Confidential Information, nor, except as indicated in said Exhibit A, do they have any agreements or obligations that might conflict with this Engineering Services and License Agreement.

PTFM shall take all reasonable and necessary steps with respect to each of its employees or consultants who shall remain with PTFM during the term of this Engineering Services and License Agreement to insure that they are obligated in writing to PTFM in such manner as is consistent with PTFM`s obligations to Versus under paragraph 4 hereof.

5.  License to PTFM.
   _______________

Upon request by Versus, PTFM shall make assignment to Versus of Existing PTFM Contracts. Pending such request, PTFM shall retain a license from Versus to the extent necessary to comply with PTFM`s obligations under the Existing PTFM Contracts. During the term of this Engineering Services and License Agreement, and pending the assignment to and assumption by Versus of such Existing PTFM Contracts, PTFM shall continue to perform under its contracts and pass through to Versus all Additional Authorized Expenses and all gross receipts or accounts receivable first attributable to such Existing
PTFM Contracts after the Effective Date. Versus shall compensate PTFM for PTFM`s billable time and expenses incurred in fulfilling said Existing PTFM Contracts in accordance with paragraph 2, above. If PTFM shall remain obligated under any Existing PTFM Contracts at the termination of this Engineering Services and License
Agreement, then in that event Versus shall enter into an OEM Agreement with PTFM, making Versus` infrared based products available to PTFM upon the identical terms and conditions as Versus` June 30, 1995 OEM Agreement with
PTFM, to the limited extent necessary for PTFM to continue its performance under any remaining Existing
PTFM Contracts until they expire by their terms.

6.  Force Majeure.
    ______________

`Force Majeure` shall mean war, fire, flood, strike, labor trouble, breakage of equipment, accident, riot, action of governmental authority, or contingencies beyond the reasonable control of the parties which prevent performance of obligations under this Engineering
Services and License Agreement. If a Force Majeure circumstance occurs, the party so affected shall be excused from the performance of the particular obligation affected during the period of the Force Majeure circumstance.

7.  No Personal Liability.
    ______________________

Notwithstanding any provision herein to the contrary, Heller shall not be personally liable for monetary damages for any breach of contract or duty relating to this Engineering Services and License Agreement and
Versus` sole remedy for monetary damages shall be limited to PTFM.

8.  Covenants Not to Compete.
___________________________

For the period beginning on the Effective Date of this Engineering Services and License Agreement and ending ten years following same, neither PTFM nor Heller will aid or assist any competitor of, or compete with, Versus in the infrared based technology market, nor will they make, sell, service, or consult with respect to any products which make use of infrared technology (except for Versus` sole benefit). PTFM and Heller further agree, for a period beginning on the Effective Date and ending three years after the Completed Transfer Date (as defined in the Agreement) that they shall not themselves make or sell, nor shall they knowingly and intentionally aid or assist any person or entity to make or sell any product or service which competes with Versus in any North
American market in which Versus markets and sells, or is attempting to market and sell, the following existing products of Versus:
1.  Mobil Alarm Product Security;
2. Trigger alarm home security system with cellular telephone back-up (an example of which is used by Brinks Security);
3.  Machining software for use in mold making;
4.  Data-base software products for use in machining;
5. Video compression software (an example of which is used by TVX);
6.  Infrared to Radio frequency data transmission;
7. Products designed and manufactured by or for Versus for in-door tracking of personnel or equipment.

9. Heller`s Personal Services.
     ___________________________

Heller agrees to devote an average of not less than 36 hours per week (with not more than 8 billable hours in any one day) of his business time and attention to Versus through the Completed Transfer Date or 120 days from the Effective Date, whichever is later.


10.  Miscellaneous.
  ______________

This Engineering Services and License Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns of the respective parties hereto. This Engineering Services and License Agreement, and the Agreement, constitute and fully integrate the entire understanding between the parties hereto, and are intended to supersede and cancel all prior written or oral understandings between them dealing with the subject matter hereof which have accrued prior to the date hereof. This Engineering Services and License Agreement may not be changed orally, but only in writing, signed by the party against whom enforcement of any waiver, change, amendment, modification, extension or discharge is sought. No other warranties, representations or covenants exist that are not herein contained. All notices required or authorized under this Engineering Services and License Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or the second day after mailing, if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid and addressed to the respective parties at the addresses set forth above, unless and until a different address shall be furnished in writing by any party desiring to change such address to the other party, or if no such address is set forth with respect to any such party, then by personal delivery or registered or certified mail, postage prepaid, to the principal office of such party, or alternatively, the personal residence of such party, all as last known to the party giving such notice. For each term and pronoun used herein, the singular number includes the plural number, and vice versa, and any gender, whether masculine, feminine, or neuter, includes the other genders, as appropriate and as the context may reasonably require. The invalidity of any paragraph, provision or part hereof shall not affect the validity of any other paragraph, provision or part hereof. This Engineering Services and License Agreement shall be construed as a whole and in accordance with its fair meaning. Captions, if any, and organization are for convenience and shall not be used in construing its meaning. This Engineering Services and License Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument and each one of which shall be deemed an original. Each party shall, upon reasonable request, execute and deliver such other and further documents as may be necessary and proper to effectuate this Engineering Services and License Agreement. This Engineering Services and License Agreement shall be interpreted and enforced in accordance with the laws of the State of Michigan, excluding any conflicts-of-law rule or law which refers to the laws of another jurisdiction. No party hereunder shall be entitled to exercise a right of off set with respect to compensation and/or goods in its hands held for the benefit of the other pursuant to this Engineering Services and License Agreement. Any dispute or controversy arising under, out of or in connection with, or in relation to any promises by Versus hereunder (or any amendments hereto)to pay to PTFM money, shares or compensation shall be determined and settled by arbitration in Dallas County, Texas, in accordance with the rules of the American Arbitration Association and Texas law. Any award rendered by the arbitrator shall be final and binding upon each of the parties, and judgment thereof may be entered in any court having jurisdiction thereof. During the pendency if any such arbitration and until final judgment hereon has been entered, this Agreement shall remain in full force and effect. The party in whose favor a money judgment may be entered shall be entitled to recover its reasonable
expenses, attorneys fees and costs of arbitration.   With
regard to all other disputes in connection herewith, each party consents to the exclusive in personam jurisdiction of the state courts of the State of Michigan, with venue in Traverse City, Michigan, and the nonprevailing party agrees to pay the prevailing party`s actual attorney`s fees and expenses in connection with any such litigation, in addition to any costs, remedies or damages the court may award. This Engineering Services and License Agreement constitutes the jointly bargained agreement of the parties, and the construction of this Agreement shall not be altered or influenced by the fact or presumption that one party had a greater or lesser hand in the drafting hereof. Any Recitals are hereby made a part of this Engineering Services and License Agreement and all exhibits, attachments, and schedules, if any, attached hereto are incorporated herein by reference for all applicable purposes. If the date for performance of any act hereunder falls on a Saturday, Sunday, or legal holiday, then the time for performance thereof shall be deemed extended to the next successive business day. Whenever it is provided that days be counted, the first day to be counted shall be the day following the date on which the event causing the period to commence occurs. This Engineering Services and License Agreement is intended solely for the benefit of the parties hereto and their successors, heirs and assigns, and may not be relied upon or enforced by any third party beneficiary.
IN WITNESS WHEREOF, THE PARTIES HAVE MUTUALLY EXECUTED
AND DELIVERED THIS ENGINEERING SERVICES AND LICENSE AGREEMENT, EFFECTIVE AS OF THE DATE FIRST ABOVE STATED.

Versus Technology, Inc.           Precision Tracking FM, Inc.

By:  Gary T. Gaisser          By: Alan C. Heller
     _______________________    _        _    _________________________
     Gary T. Gaisser, President   Alan C. Heller, President

                                         Alan C. Heller
                                         _____________________________
                                 Alan C. Heller,individually